Exhibit 5.2

May 17, 2012

LyondellBasell Industries N.V.

Stationsplein 45

3013 AK Rotterdam

The Netherlands

Ladies and Gentlemen:

We have acted as special Dutch counsel to LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the country of the Netherlands (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to $2,000,000,000 aggregate principal amount of the Company’s 5.000% Senior Notes due 2019 (the “2019 Notes”) and up to $1,000,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2024 (the “2024 Notes” and, together with the 2019 Notes, the “Exchange Notes”) to be offered in exchange for the Company’s outstanding 2019 Notes and 2024 Notes, respectively, originally issued on April 9, 2012 (the “Initial Notes”). The Exchange Notes will be issued under an indenture dated as of April 9, 2012 (the “Indenture”), among the Company, certain guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(i)	an copy of the executed Indenture;

(ii)	the form of the Exchange Notes included in the Indenture;

(iii)	a copy of the articles of association (statuten) of the Company, as last amended on May 27, 2011 (the “Articles of Association”);

(iv)	a copy of the executed written resolution adopted by the management board (bestuur) of the Company, dated March 23, 2012 (the “Management Board Resolution”);

(v)	a copy of the minutes of the meeting of the supervisory board (raad van commissarissen) of the Company held on February 28 and 29, 2012, dated May 8, 2012, as attached as Annex A to the Management Board Resolution (the “Supervisory Board Minutes” and, together with the Management Board Resolution, the “Corporate Resolutions”); and

(vi)	a copy of the executed certificate confirming certain matters with respect to the Corporate Resolutions from the Company, dated May 17, 2012.

The form of the Exchange Notes and the Indenture are collectively referred herein as the “Opinion Documents”.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the genuineness of all signatures. In addition, we have assumed the accuracy as to factual matters of the content of each document that we have reviewed.

In rendering the opinion expressed below, we have, in addition, assumed that:

(i) (a) the general meeting of shareholders of the Company has not adopted a resolution approving a voluntary dissolution (ontbinding), split-up (juridische splitsing), statutory (domestic or cross-border) merger (juridische fusie) (involving the Company as non-surviving entity) or conversion (omzetting) of the Company; (b) neither the Company nor any other person has filed a petition with any court for the dissolution, bankruptcy (faillissement), (provisional) moratorium of payments ((voorlopig verleende) surséance van betaling), application of the emergency regulation (noodregeling), management inquiry proceedings (enquête), statutory dispute resolution (geschillenregeling), placing of assets under administration (onder bewindstelling) or other similar proceedings, in the Netherlands or elsewhere, against or concerning the Company or any of its assets; and (c) no receiver, trustee, administrator or similar officer has been appointed in respect of the Company or its assets; it being understood that we have made no investigation as to any of these matters other than an inquiry with (x) the electronic Dutch Central Insolvency Registry (Centraal Insolventieregister) and the electronic EU Insolvency Registry (EU Registraties) as maintained by the Dutch Council for the Judiciary (Raad voor de rechtspraak), (y) the offices of the Bankruptcy Registry (faillissementsgriffie) of the District Court (rechtbank) of Rotterdam and (z) the trade registry (handelsregister) of the Chamber of Commerce (Kamer van Koophandel) on May 16, 2012, which indicates that the Company has not been declared bankrupt or granted a moratorium of payments in the Netherlands on that date;

(ii) the deed of incorporation of the Company and all respective amendments thereto were duly executed (gepasseerd);

(iii) each party (other than the Company) to the Opinion Documents has full power and authority to execute and to perform its respective obligations under, and has validly executed, the Opinion Documents;

(iv) under any applicable law that the Opinion Documents state to be subject to (in the case of the Company, other than the laws of the Netherlands), the Opinion Documents constitute the valid, binding and enforceable obligations of each of the parties thereto;

(v) the execution of the Opinion Documents and the performance of the obligations under the Opinion Documents do not violate any applicable law of any jurisdiction outside the Netherlands;

(vi) all authorizations, approvals, consents, licenses, waivers and exemptions of, and all filings and registrations with, any public authority or other body exercising regulatory authority or power in any jurisdiction outside the Netherlands that may be required in respect of the execution of, and performance of the obligations under, the Opinion Documents, or the consummation of the transactions contemplated thereby, have been or will be timely and duly obtained or made and are and will remain in full force and effect, and that any conditions to which they are subject have been satisfied;

(vii) the execution of the Opinion Documents and the performance of the Company’s obligations thereunder are in the corporate interest (vennootschappelijk belang) of the Company;

(viii) the sole member of the management board of the Company has no conflict of interest (tegenstrijdig belang) with the Company in the execution (including the granting of a power of attorney for the execution on behalf of the Company) of the Opinion Documents; and

(ix) no agreements have been entered into, no actions have been taken, no decisions have been adopted and no other events have occurred that may annul, cancel, supersede, replace, amend or otherwise modify the content of any of the documents reviewed by us.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Company exists as a public limited liability company (naamloze vennootschap) under the laws of the Netherlands.

2. The Company has corporate power to enter into the Opinion Documents and to perform its obligations under the Opinion Documents.

3. The execution of the Opinion Documents and the performance of the Company’s obligations under the Opinion Documents have been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed by the Company.

The foregoing opinion is subject to the following additional assumptions and qualifications:

(a) Our opinion is subject to all applicable Dutch or foreign bankruptcy, liquidation, dissolution, insolvency, reorganization, (provisional) moratorium of payments, fraudulent conveyance or similar laws now or hereafter in effect affecting creditors’ rights generally.

(b) We express no opinion as to any matters of fact, which, under the laws of the Netherlands as currently in effect and interpreted, include, without limitation, the question of whether legal acts (rechtshandelingen) or transactions (i) may be contrary to the overriding principle of reasonableness and fairness (redelijkheid en billijkheid) or good faith (goede trouw), (ii) may come within the scope of force majeure (overmacht) or unforeseen circumstances (onvoorziene omstandigheden), (iii) may constitute an abuse of right (misbruik van bevoegdheid), (iv) have been established by error (dwaling), under duress (bedreiging) or through deceit (bedrog) or an abuse of circumstances (misbruik van omstandigheden), or (v) are designed or known directly or indirectly to achieve any objective or effect other than their expressed objective or effect.

(c) Each power of attorney or mandate (lastgeving), including, without limitation, the appointment of an agent for service of process, whether or not irrevocable, granted by a grantor in a legal act governed by the laws of the Netherlands or in the Opinion Documents, is non-exclusive, irrespective of the terms thereof, and will be terminated or become ineffective by operation of law, and without notice, upon the occurrence of certain events, including, without limitation, insolvency or bankruptcy of the grantor. Each power of attorney or mandate can be made irrevocable only if its purpose is the performance of a legal act in the interest of the grantee or a third party and it is subject to the power of a court to amend or render ineffective for serious reasons (gewichtige redenen) the provisions by which it is made irrevocable.

The foregoing opinion is limited to the laws of the Netherlands as in effect in the European part of the Netherlands (Europese deel van Nederland) within the meaning of chapter 2 of the Act on the Public Bodies of Bonaire, Sint Eustatius and Saba (Invoeringswet openbare lichamen Bonaire, Sint Eustatius en Saba). Any reference to “the Netherlands” in a geographical sense in this opinion letter is limited to the portion of the Netherlands located in continental Europe, and excludes, for the avoidance of doubt, any overseas territories, protectorates or other public bodies (openbare lichamen).

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Maurits Dolmans	By	/s/ Peter Werdmuller
	Maurits Dolmans, a Partner		Peter Werdmuller, a Counsel

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